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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARTHUR J. GALLAGHER & CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SUPPLEMENT DATED APRIL 28, 2023

TO PROXY STATEMENT DATED MARCH 27, 2023

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2023

This supplement (this “Supplement”) to the definitive proxy statement of Arthur J. Gallagher & Co. (the “Company”), filed with the Securities and Exchange Commission on March 27, 2023 (the “Proxy Statement”), relating to the annual meeting of stockholders of the Company to be held on May 9, 2023 (“Annual Meeting”), is being filed to correct the disclosure included on page 53 of the Proxy Statement under the heading “Questions & Answers About the Annual Meeting—What is the deadline for submitting a director nominee under our “proxy access” by-law or a stockholder proposal under Rule 14a-8 to be included in the 2024 Proxy Statement?” as a result of mailing of the Notice of Internet Availability of proxy materials commencing on March 30, 2023 as opposed to March 27, 2023.

Specifically, the deadline for stockholder proposals to be submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, is December 1, 2023. The deadline for submitting a director nominee under our “proxy access” by-law for the 2024 Annual Meeting of Stockholders is no earlier than the close of business on November 1, 2023 and no later than the close of business on December 1, 2023.

Except as specifically revised by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, are available at www.materials.proxyvote.com/363576.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.